EXHIBIT 5.1
 Salley Bowes Harwardt Law Corp.
Barristers and Solicitors
Suite 1750 - 1185 West Georgia Street
Vancouver, B.C., Canada
V6E 4E6

Telephone: (604) 688-0788
Fax: (604) 688-0778
Website: www.sbh.bc.ca

April 7, 2014
Board of Directors
Avino Silver & Gold Mines Ltd.
Suite 900 – 570 Granville Street
Vancouver, British Columbia
V6C 3P1

Dear Sirs:

Re:	Avino Silver & Gold Mines Ltd. (the “Company”)
Registration Statement on Form S-8

We have acted as British Columbia counsel for the Company, a British Columbia company. At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on or about April 7, 2014, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 3,222,626 common shares (the “Shares”) pursuant to the Company’s Stock Option Plan.

In connection with this opinion, we have examined the Registration Statement and such matters of fact and questions of law as we have considered appropriate for purposes of this letter. As to certain factual matters, we have relied upon a Certificate of Officers of even date executed by the President & Chief Executive Officer, and Secretary of the Company, respectively.

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion with respect to the laws of any other jurisdiction.

 Our opinion is expressed with respect to the laws of the Province of British Columbia in effect on the date of this opinion. We have no responsibility or obligation to (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Our opinion expressed herein is based on the following assumptions that: (i) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the States having jurisdiction thereof, and (iii) the Company receives, to the extent applicable, the considerations set forth under the stock option agreements. Based on the foregoing, we are of the opinion that the Shares to be issued under the stock option agreements for the consideration set forth in the stock option agreements will be legally issued, fully paid and non-assessable shares.

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We consent to the use of this opinion as an exhibit to the Registration Statement

Yours truly,

/s/ Salley Bowes Harwardt LC